Exhibit 32.1

FORD MOTOR COMPANY

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

      I, William Clay Ford, Jr., the Chairman of the Board and Chief Executive Officer of Ford Motor Company (the “Company”), hereby certify pursuant to Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code that to my knowledge:

1.	the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, to which this statement is furnished as an exhibit (the “Report”), fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: March 9, 2005

/s/ WILLIAM CLAY FORD, JR.

William Clay Ford, Jr.
Chairman of the Board and
Chief Executive Officer